Exhibit 99.1

F-star Therapeutics Reports Third Quarter 2021 Financial Results

and Provides Corporate Update

Company to Host Conference Call Today at 9 a.m. EST

CAMBRIDGE, United Kingdom and CAMBRIDGE, Mass., November 10, 2021 (GLOBE NEWSWIRE) - F-star Therapeutics, Inc. (NASDAQ: FSTX), a clinical-stage biopharmaceutical company dedicated to developing next generation bispecific immunotherapies to transform the lives of patients with cancer, today announced third quarter 2021 financial results and a corporate update.

Eliot Forster, CEO of F-star Therapeutics, Inc., said, “A year on from listing on NASDAQ, we have delivered on our planned milestones, and through them value for patients, partners and our investors. Our agile, tenacious approach, working with world-leading investigators, continues to further F-star’s mission to bring our unique bispecific antibodies to patients who need them most. We continue to advance four clinical programs, initiate validating partnerships and execute our financial plan. This past quarter included a number of clinical updates and significant new partnerships with AstraZeneca and Janssen Biotech. I’m proud of the team paving the way with huge passion and dedication to make real the promise of next generation immunotherapies.”

The Company continues to advance FS118, F-star’s first-in-class bispecific antibody targeting LAG-3 and PD-L1, in checkpoint inhibitor relapsed head and neck cancer and in checkpoint inhibitor naïve patients with non-small cell lung cancer (NSCLC) and diffuse large B cell lymphoma (DLBCL), with a clinical trial in the latter two populations currently being initiated. FS120, F-star’s first-in-class dual-agonist, bispecific antibody targeting CD137 and OX40, remains on track in the clinic, having completed the accelerated dose titration phase, with presentations at ESMO 2021 and SITC 2021. SB 11285, a second-generation STimulator of INterferon Gene (STING) agonist, continues to advance well in the clinic, further to the update provided in the second quarter of 2021. FS222, the potentially best-in-class bispecific targeting PD-L1 and CD137, is also progressing well in the clinic.

The Company also announced during the third quarter significant new partnerships with both AstraZeneca PLC and Janssen Biotech, Inc., one of the Janssen Pharmaceutical Companies of Johnson & Johnson, leveraging our platform technology. With four clinical-stage programs in progress, F-star is focused on the further development of its wholly-owned pipeline of tetravalent bispecific antibodies, as well as collaborations that have the potential to bring value to shareholders and patients alike.

THIRD QUARTER 2021 AND RECENT HIGHLIGHTS

FS118 development expanded following external clinical validation of the LAG-3 target: The expansion of the FS118 clinical development into checkpoint naïve, biomarker enriched NSCLC and DLBCL patients will broaden the clinical reach of this exciting LAG-3 & PD-L1 targeting bispecific antibody. This adds to the already ongoing checkpoint inhibitor relapsed head and neck cancer study that is anticipated to report data in mid-2022.

Combination of FS120 with KEYTRUDA: In August, F-star announced a clinical trial collaboration and supply agreement with Merck & Co., Inc., Kenilworth, NJ, USA (MSD) to evaluate the combination of FS120, F-star’s first-in-class dual-agonist bispecific antibody targeting CD137 and OX40, with KEYTRUDA® (pembrolizumab), MSD’s anti-PD-1 therapy. FS120 has completed the accelerated dose titration phase in monotherapy with no safety concerns identified, and the pharmacokinetics were in line with expectations. The Company continues dose escalation to determine an optimal dosing regimen to initiate the KEYTRUDA combination.

AstraZeneca licenses STING inhibitors: In July, F-star entered into an exclusive licensing agreement with AstraZeneca plc under which AstraZeneca received global rights to research, develop and commercialize next generation STING inhibitor compounds. AstraZeneca was granted exclusive access to F-star’s novel preclinical STING inhibitors and will be responsible for all future research, development and commercialization of the STING inhibitor compounds. This forms part of the second CVR agreement with the former shareholders of Spring Bank Pharmaceuticals, Inc. (Spring Bank). F-star retains rights to all STING agonists currently in clinical development for patients with cancer.

SB 11285 Phase 1 interim update: In July, F-star provided an interim update on the safety, tolerability and pharmacokinetics of its intravenously administered novel STING agonist, alone and in combination with atezolizumab. SB 11285 appeared to be well tolerated both alone and in combination across all dose levels tested to-date, including five dose levels as monotherapy and three dose levels as a combination. The Part 1a/1b study database lock (as defined in the first CVR agreement with Spring Bank’s former shareholders) has been completed. Based on the positive emerging clinical data, further dose escalations are ongoing, and a further clinical update is planned for the second half of 2022.

Johnson and Johnson licenses five new programs, based on platform technology: Under the terms of the license and collaboration agreement, F-star will grant Janssen Biotech a worldwide, exclusive royalty-bearing license to research, develop, and commercialize up to five novel bispecific antibodies directed to Janssen therapeutic targets using F-star’s proprietary Fcab™ and mAb2™ platforms. Janssen will be responsible for all research, development, and commercialization activities under the agreement.

THIRD QUARTER 2021 FINANCIAL SUMMARY

Cash and cash equivalents as of September 30, 2021, were $71.1 million, compared to $18.5 million as of December 31, 2020. The up-front payment of $17.5 million in connection with the license and collaboration agreement with Janssen Biotech is expected to be received in the fourth quarter of 2021.

Research & Development (R&D) expenses were $5.1 million for the quarter ended September 30, 2021, compared to $5.3 million for the corresponding quarter in 2020, which included non-cash stock-based compensation expense of $1.1 million and $1.1 million, respectively.

General & Administrative (G&A) expenses were $5.2 million for the quarter ended September 30, 2021, compared to $7.3 million for the third quarter of 2020, which included non-cash stock-based compensation expense of $0.4 million and $59,000, respectively.

Net loss was $10.8 million, or a loss per share of $0.52 (basic and diluted), for the quarter ended September 30, 2021, compared to a net loss of $3.5 million, or a loss per share of $1.88 (basic and diluted), for the quarter ended September 30, 2020.

CONFERENCE CALL AND WEBCAST

F-star will host a conference call today, November 10, 2021, beginning at 9:00 a.m. EST.

To access the call, participants may join via a live webcast on the Investors & News section of the F-star Therapeutics website, under Events and Presentations. To join by phone, participants may dial the following numbers at least 10 minutes prior to the start of the call:

US/Canada: 1-833-471-0868
International: 1-914-987-7751
United Kingdom: 800 0288438 or 0203 1070289

A replay of the conference call will be available for 90 days from the date of the call and may be accessed in the Investors & News section of the F-star Therapeutics website under Events and Presentations.

About F-star Therapeutics, Inc.

F-star Therapeutics, Inc. is a clinical-stage biopharmaceutical company dedicated to developing next generation immunotherapies to transform the lives of patients with cancer. F-star is pioneering the use of tetravalent (2+2) bispecific antibodies to create a paradigm shift in cancer therapy. The Company has four second-generation immuno-oncology (IO) therapeutics in the clinic, each directed against some of the most promising IO targets. F-star’s proprietary antibody discovery platform is protected by an extensive intellectual property estate. F-star has over 500 granted patents and pending patent applications relating to its platform technology and product pipeline. The Company has attracted multiple partnerships with biopharma companies targeting the significant unmet needs across several disease areas, including oncology, immunology, and the central nervous system. For more information visit www.f-star.com and follow us on LinkedIn and Twitter.

Forward Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. F-star undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” or the negative of these terms or other comparable terminology, which are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, the cash balances of F-star, the ability of F-star to remain listed on the Nasdaq Capital Market, F-star’s status as a clinical-stage immuno-oncology company and its need for substantial additional funding in order to complete the development and commercialization of its product candidates, the expected timing and potential outcomes of the reporting by F-star of key clinical data from its programs, that F-star may experience delays in completing, or ultimately be unable to complete, the development and commercialization of its product candidates, that F-star’s clinical trials may fail to adequately demonstrate the safety and efficacy of its product candidates, that preclinical drug development is uncertain, that some of F-star’s product candidates may never advance to clinical trials, that results of preclinical studies and early-stage clinical trials may not be predictive of the results of later-stage clinical trials, that F-star relies on patents and other intellectual property rights to protect its product candidates, that the anticipated benefits and potential of F-star’s collaboration with AstraZeneca and Janssen Biotech may not be achieved, and the enforcement, defense and maintenance of such rights may be challenging and costly, and that F-star faces significant competition in its drug discovery and development efforts.

New factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks are more fully discussed in F-star’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Forward-looking statements included in this communication are based on information available to F-star as of the date of this communication. F-star does not assume any obligation to update such forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

F-star Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2021	2020
	Unaudited
Cash and cash equivalents	$71,050	$18,526
Prepaid and other current assets	5,111	7,539
Other assets	38,637	37,544
Total assets	$114,798	$63,609

Term debt	$9,535	$—
Accounts payable and other current liabilities	8,835	16,977
Other liabilities	6,350	3,638
Total liabilities	24,720	20,615
Total stockholders’ equity	90,078	42,994
Total liabilities and stockholders' equity	$114,798	$63,609

F-star Therapeutics, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(in thousands, except share and per share data)

Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020

License revenue	$751	$9,195	$3,668	$11,093
Operating expenses:
Research and development	5,113	5,321	20,536	10,695
General and administrative	5,239	7,261	18,169	13,805
Total operating expenses	10,352	12,582	38,705	24,500
Loss from operations	(9,601)	(3,387)	(35,037)	(13,407)
Other non-operating (expense) income:
Other income (expense)	(746)	506	230	(1,164)
Change in fair value of convertible debt	—	(446)	—	(2,330)
Change in fair value of contingent value rights	(444)	—	(1,027)	—
Loss before income taxes	(10,791)	(3,327)	(35,834)	(16,901)
Income tax expense	—	(124)	(190)	(171)
Net loss	$(10,791)	$(3,451)	$(36,024)	$(17,072)

Net loss attributable to common shareholders	$(10,791)	$(3,451)	$(36,024)	$(17,072)
Basic and diluted adjusted net loss per common shares	$(0.52)	$(1.88)	$(2.35)	$(9.34)
Weighted-average number of shares outstanding, basic and diluted	20,617,822	1,832,194	15,300,433	1,828,597

For further information, please contact:

For investor inquiries
Lindsey Trickett
VP Investor Relations & Communications
+1 240 543 7970
lindsey.trickett@f-star.com

For media inquiries
Helen Shik
Shik Communications LLC
+1 617 510 4373
Shik.Helen10@gmail.com